SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 5, 2005

Porta Systems Corp.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-8191

Delaware (State or other jurisdiction of incorporation or organization)	11-2203988 (IRS Employer Identification No.)

6851 Jericho Turnpike, Syosset, New York (Address of principal executive offices)	11791 (Zip Code)

516-364-9300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 5, 2005, the Company entered into an agreement with SHF IX, LLC, dated as of August 1, 2005, which amended its Amended and Restated Loan and Security Agreement, dated as of November 28, 1994, as amended, to extend the maturity of the Company’s senior debt to September 30, 2005. The agreement provides for payments to SHF IX of $112,500 on each of August 5, 2005, which has been made, August 31, 2005 and September 30, 2005 on account of the Company’s senior debt and a payment of $100,000 to SHF IX on account of its expenses, including legal expenses, relating to the extension agreement and related matters. As part of the extension, SHF IX agreed to continue the suspension of the accrual of interest on approximately $23 million of the senior debt. SHF IX is the successor to the Company’s former senior lender, Wells Fargo Foothill, Inc.

As a condition to the extension, the Company agreed to take steps to effect a restructure of the senior debt in a manner which results in the payment of a significant portion of the senior debt and the issuance of secured debt and equity for the balance of the senior debt on specified terms. Any such restructure will require the Company to obtain financing from a new investor. Although the Company intends to seek such an investor, the Company cannot give any assurance that it will be able to obtain an investor on terms that are acceptable to SHF IX. The Company has also agreed to engage an investment banker to assist it in exploring strategic alternatives.

Item 2.02 Results of Operations and Financial Condition

On August 11, 2005, the Company issued a press release reporting the results of operations for the second quarter and six months ended June 30, 2005.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 Press release issued August 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                    Porta Systems Corp.

Date: August 11, 2005                 By: /s/Edward B. Kornfeld
 Edward B. Kornfeld
 President,
 Chief Operating Officer and
 Chief Financial Officer